Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2005

Primary Business Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada		86-0857752
(State or other jurisdiction of Jurisdiction)	(Commission File No.)	(IRS Employer Identification Number)

433 Kitty Hawk Dr., Suite 226, Universal City, Texas		78148
(Address of principal executive offices)		(Postal Code)

Registrant’s telephone number, including area code: 210-658-4675

(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of  a Material Definitive Agreement

Primary Business Systems, Inc., a Nevada corporation (“Primary Business” or the “Company”), had previously announced, on Form 8-k dated January 31, 2005, that it had entered into a Settlement Agreement , dated as of January 31, 2005 with several parties to resolve outstanding claims, judgements and existing litigation.  The Company also previously filed with the Securities and Exchange Commission and distributed to its shareholders of record as of April 22, 2005 an Information Statement regarding the proposed transaction.

As a result of the failure by the other parties to the Settlement Agreement to adhere to the terms thereof and to perform their obligations thereunder, the Company has declared a default and terminated the Settlement Agreement.  The Company has been unable to reach any of the other parties to the Settlement Agreement despite delivering several demand and notice of default letters.

The Settlement Agreement would have, if consummated, result in a change of control of the Company and a distribution of the significant business assets of the Company to Patrick Matthews and his family (the “Mathews Family”).  In effect, the terms and conditions of the Settlement Agreement would have “unwound” the transactions entered into by the Company and a former majority shareholder, Pine Services, Inc. consummated with the Matthews Family in November 2002.  Prior to these transaction, the Company had no significant operations.

As a result of termination of the Settlement Agreement, there will be no change in control of the Company, Patrick Matthews will remain as Chairman and Chief Executive Officer of the Company, and the remaining officers and directors of the Company will remain in their positions. The Company will continue with its present operations as existing prior to the Settlement Agreement.

Item 9.01.  Financial Statement and Exhibits

None

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primary Business Systems, Inc.

July 26, 2005

/s/Patrick D. Matthews
Name: Patrick D. Matthews
Title: Chairman and President